EXHIBIT 5.1

                                  July 8, 2003

Participants and Plan Administrator of the Inter-Tel Incorporated Tax Deferred Savings Plan and Retirement Trust, as amended
1615 South 52nd Street
Tempe, AZ 85281

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the "Securities Act") pursuant to a Registration Statement of Form S-8 (the "Registration Statement") of 2,000,000 shares (the "Shares") of Common Stock, of Inter-Tel, Incorporated, an Arizona corporation (the "Company"), under the Company's Inter-Tel Incorporated Tax Deferred Savings Plan and Retirement Trust, as amended (the "Plan"), I, as General Counsel of the Company, have examined the Registration Statement, such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when purchased and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and assessable.

     The foregoing opinion is limited to the laws of the state of Arizona, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.


                                        Sincerely,


                                        /s/ John L. Gardner
                                        ----------------------------------------
                                        John L. Gardner
                                        General Counsel